Exhibit (j)(1)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the reference to our Firm under the heading "Independent Registered Public Accounting Firm" in the Statements of Additional Information of Fidelity Investment Trust: Fidelity Series International Growth Fund, which are included in Post-Effective Amendment No. 117 to the Registration Statement on Form N-1A.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
October 21, 2009